Exhibit 10.22

Amendment to Executive Employment Agreement between the Registrant and Henry Ancona, dated February 4, 2005

This Amendment (the “Amendment”) to that certain Executive Employment Agreement dated as of July 25, 2002 (the “Original Agreement”) between Pegasystems Inc. (the “Company”) and Henry Ancona (the “Executive”), is entered into as of the 4th day of February, 2005 between the Company and the Executive. All terms used but not defined in this Amendment shall have the meanings set forth in the Original Agreement.

Introduction

The Company and the Executive entered into the Original Agreement to reflect the terms and conditions of the Executive’s employment as President and Chief Operating Officer of the Company. On January 3, 2005 (the “Termination Date”), the Executive resigned his positions as the President and Chief Operating Officer of the Company, and ceased to be employed by the Company. The Company and the Executive are entering into this Amendment to reflect certain additional terms and conditions applicable to the Executive’s resignation. Except as expressly modified by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Executive hereby agree as follows:

1. Acknowledgement. The Company acknowledges that the provisions of Sections 3.6(b) and 5.2 of the Original Agreement shall be applicable to the Executive in connection with his resignation.

2. Amendment of Section 5.2(B). Section 5.2(B) of the Original Agreement is hereby amended as follows:

A.	All Benefits relating to life insurance, accidental death and dismemberment, and disability will cease as of the Termination Date. In exchange, the Company will pay the Executive a lump sum of $16,400, which the Executive may use for his personal purchase of these types of coverages.

B.	If the Executive desires to continue any supplemental coverages that he previously purchased at his own cost through carriers used by the Company, he must complete all required forms and return them by the applicable deadlines in order to continue coverage, and will be responsible for payment of these coverages.

C.	All Benefits relating to medical and dental insurance will cease as of January 31, 2005. The Executive has received notice of his rights to continue his medical and dental insurance through COBRA. The Company will pay for the Executive’s COBRA premiums until the earlier of one year from the Terminate Date or the date upon which the Executive obtains coverage through his spouse’s employer. In exchange, the Company will pay the Executive a lump sum of $8,000, which represents the cash equivalent of the Company’s contributions for medical and dental insurance over a twelve-month period, less any amounts paid by the Company for COBRA premiums pursuant to the preceding sentence.

D.	For long-term care coverage, the Company will cover the cost for the base level of coverage only for the required twelve-month period.

E.	The Executive will be entitled to payment of the Company match for his 2004 contributions to the 401(k), to the extent the Compensation Committee approves a match for 2004. All Benefits relating to participation in the Company’s 401(k) plan for the calendar year 2005 will cease as of the Termination Date. The Executive acknowledges that the severance payments to be paid under the Original Agreement are not eligible for contribution to the Company’s 401(k) plan.

F.	The Executive will be entitled to payment of a bonus for 2004, subject to the terms and conditions of the Corporate Incentive Compensation Plan applicable to that year. In measuring the amount of the bonus due to the Executive for 2004, the Company agrees that: (i) the Executive will be assigned the same percentage with respect to the attainment of the corporate-level targets (as opposed to any unit-level targets) as is assigned to all other members of the Company’s Executive Team for that year; and (ii) the amount of the bonus payment will not be adjusted on the basis of any assessment of the Executive’s individual performance for the year.

The lump sum payments described in paragraphs 2(A) and 2(B) above will be paid to the Executive at the same time as the severance payments due under the Original Agreement are paid, which shall be seven days after the Executive signs and delivers this Amendment and the Confidential Release of Claims referenced below to the Company.

3. Required Actions by Executive. As a condition for the payment of the lump sums described in Section 2 above, the Executive agrees to take the following actions:

A.	Within two business days of the execution of this Agreement, sign and deliver to the Company a Confidential Release of Claims, in the form attached to the Original Agreement.

B.	Within two business days of the execution of this Agreement, sign and deliver to the Company a letter evidencing his resignation as President and Chief Operating Officer of the Company and as a member of the Board of Directors of the Company, effective as of the Termination Date.

C.	Within two business days of the execution of this Agreement, sign and deliver to the Company any previously-unsigned grant notices regarding stock option grants made by the Company to the Executive.

D.	Within two business days following the delivery of a final draft of the Company’s Annual Report on Form 10-K for 2004 to the Executive, sign and deliver to the Company a Certification for the fiscal year ending December 31, 2004, in the form attached to this Amendment.

E.	Within two business days of the execution of this Agreement, sign and deliver to the Company the performance review forms for the Company’s Executive Team covering the July 2003 - December 2003 time period, which had been completed prior to the Executive’s resignation but not signed by the Executive.

IN WITNESS WHEREOF, the parties have hereunto executed this Amendment to Executive Employment Agreement as of the day and year set forth above.

PEGASYSTEMS INC.

By:	/S/ CARMELINA PROCACCINI
Carmelina Procaccini, Vice President, Human Resources

/S/ HENRY ANCONA
Henry Ancona